Exhibit 10.1

Apellis Pharmaceuticals, Inc.

Executive Separation Benefits and Retention Plan

1.    Establishment of Plan. Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby establishes an unfunded separation benefits and retention plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan is in effect for Covered Employees who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan. This Plan supersedes any and all (i) severance plans and separation policies applying to Covered Employees that may have been in effect before the Effective Date with respect to any termination of employment and (ii) the provisions of any agreements between any Covered Employee and the Company that provide for severance benefits.

2.    Purpose. The purpose of the Plan is to establish the conditions under which Covered Employees will receive the separation benefits described herein if employment with the Company (or its successor in a Change in Control (as defined below)) terminates under the circumstances specified herein. The separation benefits paid under the Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3.    Definitions. For purposes of this Plan,

(a)    “Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(b)    “Board” shall mean the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.

(c)    “Cause” shall mean a finding by the Company of (i) a material breach of any material term of any applicable offer letter or any employee non-competition, non-solicitation, confidentiality and assignment (or similar) agreement, (ii) a plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense or a crime of dishonesty, (iii) repeated unexplained or unjustified absences, refusals or failures to carry out the lawful directions of the Board or the Chief Executive Officer, or the employee’s supervisor, (iv) willful misconduct or gross negligence with regard to the Company that the Company determines in good faith is or is reasonably likely to result in material harm to the Company and its reputation; or (v) a material violation of the Company’s published policies, including those prohibiting unlawful harassment and discrimination or concerning drugs and alcohol, as in effect from time to time.

(d)    “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii):

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (ii) of this definition;

(ii)    the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iii)    the liquidation or dissolution of the Company.

(e)    “C-Level Officers” shall mean the Chief Executive Officer, Chief Financial Officer, the Chief Operating Officer, the Chief Medical Officer, the Chief Commercial Officer, the Chief Innovation Officer, the Chief People Officer, the General Counsel and any other employee of the Company designated as such by the Board.

(f)    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)    “Company” shall mean Apellis Pharmaceuticals, Inc. or, following a Change in Control, any successor thereto.

(i)    “Covered Employees” shall mean all Regular Full-Time Employees (both exempt and non-exempt) and any Part-Time Employee who is designated as a Covered Employee by the Board, who hold the title of Vice President or higher, who experience a Covered Termination and who are not ineligible to receive separation benefits under the Plan as provided in Section 5 hereof. For the avoidance of doubt, Temporary Employees and Part-Time Employees (who are not designated as Covered Employees) are not eligible for separation benefits under the Plan. An employee’s full-time, part-time or temporary status for the purpose of this Plan is determined by the Plan Administrator upon review of the employee’s status immediately before termination. Any person who is classified by the Company as an independent contractor or third party employee is not eligible for separation benefits even if such classification is modified retroactively.

(j)    “Covered Termination” shall mean (i) a termination by the Company of the employee without Cause at any time from and after the Effective Date and before the termination of this Plan or (ii) a resignation by the employee for Good Reason upon a Change in Control or during the twelve (12) month period following a Change in Control.

(k)    “Effective Date” shall mean September     , 2019.

(l)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(m)    “Good Reason” shall mean: (i) a material reduction in the employee’s Base Salary; (ii) a material diminution in the employee’s authority, duties, or responsibilities, provided that a change in scope solely as a result of the Company becoming a subsidiary of another corporation (including a publicly-traded corporation) will not constitute Good Reason; (iii) a change in the geographic location at which the employee must perform his or her ongoing and regular services from the location at which he or she performed such services before such new requirement to a new location that is more than fifty (50) miles from the prior location; or (iv) any other action or inaction that constitutes a material breach by the Company of any agreement under which the employee provides services; provided, however, that in any case the employee has not consented to the condition which would otherwise give rise to a Good Reason. In order to establish a “Good Reason” for terminating employment, an employee must provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within sixty (60) days of the initial existence of such condition, the Company must fail to cure the condition within thirty (30) days thereafter, and an employee’s termination of employment must occur no later than thirty (30) days after the end of the 30-day cure period.

(n)    “Part-Time Employees” shall mean employees who are not Regular Full-Time Employees and are treated as such by the Company.

(o)    “Participants” shall mean Covered Employees.

(p)    “Plan Administrator” shall have the meaning set forth in Section 13 hereof.

(q)    “Release Agreement” shall have the meaning set forth in Section 6 hereof.

(r)    “Release Effective Date” shall have the meaning set forth in Section 12(c)(1) hereof.

(s)    “Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least thirty (30) hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.

(t)    “Temporary Employees” are employees treated as such by the Company, whether or not in writing.

4.    Coverage. A Covered Employee may be entitled to receive separation benefits under the Plan if such employee experiences a Covered Termination. In order to receive separation benefits under the Plan, Covered Employees must meet the eligibility and other requirements provided below in Sections 5 and 6 of the Plan.

5.    Eligibility for Severance Benefits. The following employees will not be eligible for separation benefits under the Plan, except to the extent specifically determined otherwise by the Plan Administrator: (a) an employee who is terminated for Cause; (b) an employee who retires, terminates employment as a result of an inability to performs his duties due to physical or mental disability or dies; (c) an employee who voluntarily terminates his employment, other than for Good Reason upon a Change in Control or during the twelve (12) month period following a Change in Control; (d) an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement; (e) an employee who has been employed for less than three (3) months if no Change in Control has occurred prior to the termination of the employee’s employment; and (f) an employee who promptly becomes employed by another member of the controlled group of entities of which the Company (or its successor in the Change in Control) is a member as defined in Sections 414(b) and (c) of Code.

6.    Conditions to Separation Benefits.

(a)    As a condition to the separation benefits in Sections 7 and 8, the Covered Employee must execute and return to the Company a severance and release of claims agreement provided by and satisfactory to the Company (the “Release Agreement”), and such Release Agreement must become binding, enforceable and irrevocable within sixty (60) calendar days following termination of employment. The Release Agreement shall contain, among other things, a general release of claims by the Covered Employee, the agreement of the Covered Employee not to disparage the Company and reaffirmation of the Covered Employee’s obligations under his or her nonsolicitation, nondisclosure and development agreement. Payments will begin in the first pay period beginning after the conditions in this Section 6 have been satisfied or as promptly as practicable thereafter, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Covered Employee’s employment ends, payments will not be made before the first payroll period of the subsequent year (the “Payment Date”). Notwithstanding the foregoing, the acceleration of vesting of the Equity Awards as contemplated by Section 8(d) below shall take immediate effect upon the date of termination; provided, however, that the Covered Employee agrees that the portion of such Equity Awards that shall have been accelerated pursuant to Section 8(d) (the “Accelerated Portion”) shall not be exercised or transferred prior to the date on which the severance conditions in this Section 6 have been satisfied, that any shares to be issued or retained under the Equity Awards will not be issued or retained prior to the date on which the conditions in this Section 6 have been satisfied and that if the conditions in this Section 6 have not been satisfied within the prescribed time period, than, as of such date, the Accelerated Portion shall be cancelled and shall cease to be exercisable, shall be forfeited, or shall not be issued, as applicable on the basis of the type of Equity Award.

(b)    In addition, as a condition of Covered Employee’s receipt of the separation benefits in Sections 7 and 8, the Covered Employee agrees to (i) reasonably cooperate with the Company at its request in all matters relating to the winding up of Executive’s pending work on behalf of the Company and the orderly transfer of such work to other employees of the Company following any termination of employment, (ii) during the Severance Period (as defined below), upon reasonable notice by the Company, make himself/herself reasonably available to the Company on an as-needed basis in connection with the orderly transition of the Covered Employee’s duties without receiving any additional compensation other than the separation benefits, and (iii) reasonably cooperate in the resolution of any dispute (including, without limitation, litigation of any action) involving the Company that relates in any way to Covered Employee’s activities while employed by the Company. The Company shall reimburse the Covered Employee for all reasonable out-of-pocket expenses incurred by the Covered Employee in order to provide such cooperation.

7.    NFC Separation Benefits. A Covered Employee who is entitled to separation benefits under this Plan and whose employment is terminated by the Company without Cause, which termination does not occur upon a Change in Control or during the twelve (12) month period following the Change in Control, shall be entitled to the following separation benefits:

(a)    Continuation of such employee’s monthly Base Salary for the Severance Period indicated below (the “Severance Period”), based upon his or her title/role.

Title/Role of Participant	Severance Period

Chief Executive Officer	Twelve (12) months
Other C-Level Officers	Nine (9) months
Vice President / Senior Vice President	Twenty-six (26) weeks

(b)    Company contributions to the cost of COBRA coverage on behalf of the Covered Employee and any applicable dependents for no longer than the Covered Employee’s applicable Severance Period if the Covered Employee elects COBRA coverage, and only for so long as such coverage continues in force. Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Employee commences new employment and is eligible for a new group health plan, the Company’s continued contributions to the cost of COBRA coverage shall end when the new employment begins.

The Covered Employee’s “years of service” with the Company are calculated by dividing the total number of days between and including an employee’s hire date and termination date by 365 and taking that number to the second decimal point.

For purposes of this Section 7 and Section 8 below, a Covered Employee’s title/role shall be such employee’s title/role immediately prior to the Covered Termination or, if (i) such employee’s title/role is changed in connection with a Change in Control, it shall be such employee’s title/role immediately prior to the Change in Control or (ii) during the twelve (12) months following the Change in Control, it shall be such employee’s highest title/role during such period.

8.    Change in Control Separation Benefits. A Covered Employee entitled to separation benefits under this Plan whose Covered Termination occurs upon a Change in Control or during the twelve (12) month period following the Change in Control shall be entitled to the following separation benefits:

(a)    A lump sum payment calculated based upon his or her monthly Base Salary, title/role and period provided below.

Title/Role of Participant	Severance Payment

Chief Executive Officer	Eighteen (18) months of monthly Base Salary
Other C-Level Officers	Twelve (12) months of monthly Base Salary
Vice President / Senior Vice President	Twenty-six (26) weeks of monthly Base Salary

In addition, C-level Officers shall receive as an additional lump sum payment an amount equal to 150% (in the case of the Chief Executive Officer) or 100% (in the case of the other C-level Officers) of the C-level Officer’s target bonus award for the year in which the termination occurs without regard to whether the performance goals applicable to such target bonus have been established or satisfied as of the date of termination.

(b)    Company contributions to the cost of COBRA coverage on behalf of the Covered Employee and any applicable dependents for no longer than the Covered Employee’s applicable Severance Period used to calculate the payment in Section 8(a) if the Covered Employee elects COBRA coverage, and only for so long as such coverage continues in force. Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Employee commences new employment and is eligible for a new group health plan, the Company’s continued contributions toward COBRA coverage shall end when the new employment begins.

(c)    At the request of the Participant, the Company will arrange and pay for reasonable outplacement services (“Outplacement Benefits”). The benefit provided will be determined in the Plan Administrator’s sole discretion and will vary based on the employee’s role within the organization. No Outplacement Benefits will be paid after six months following the Covered Employee’s date of termination of employment; provided that if the Covered Employee commences new employment such employee’s Outplacement Benefits shall immediately cease.

(d)    Notwithstanding the terms of any stock option agreement, restricted stock agreement or other stock award (“Equity Award”), other than terms more favorable to the Covered Employee, effective as of the date of termination, accelerate the vesting of all Equity Awards held by the Covered Employee at the date of termination (other than Equity Awards that vest on the basis of performance and do not provide solely for time-based vesting), such that such Equity Awards shall become 100% vested.

9.    Recoupment. If a Covered Employee fails to comply with the terms of the Plan, including the provisions of Section 6 above, the Company may require repayment to the Company of any benefits described in Sections 7 and 8 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator. Payment is due in cash or by check within 10 days after the Company provides notice to a Covered Employee that it is enforcing this provision. Any benefits described in Sections 7 and 8 above not yet received by such Covered Employee will be immediately forfeited.

10.    Death. If a Participant dies after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary has been designated, to the Participant’s estate. For the avoidance of doubt, if a Participant dies during such Participant’s applicable Severance Period, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the Participant’s Severance Period.

11.    Withholding. The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

12.    Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a)    Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b)    Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates become publicly-traded and a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i)    With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii)    To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c)    To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within 60 days following the date of the termination of the Covered Employee’s employment with the Company. If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)    To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Plan applied as though such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.

(ii)    To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within 60 days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 60th day following the termination of Executive’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this

Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Executive’s employment with the Company.

(d)    The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

13.    Plan Administration.

(a)    Plan Administrator. The Plan Administrator shall be the Board; provided, however, that the Board may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Change in Control. The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at, and any notices to the Company hereunder should be sent to, the following address:

Apellis Pharmaceuticals, Inc.

6400 Westwind Way

Suite A

Crestwood, KY 40014-4114

Attn: Chief People Officer

(b)    Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

14.    Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

15.    Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

16.    Severability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

17.    Non-Assignability. No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

18.    Integration With Other Pay or Benefits Requirements. The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination, except to the extent otherwise specifically provided in a separate agreement. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

19.    Amendment or Termination. The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Covered Employee shall be unanimously approved by the Company’s Board of Directors, including the Chief Executive Officer, (b) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective for one year. The Board intends to review the Plan at least annually.

20.    Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of State of Delaware (without regard to conflict of laws provisions) to the extent not preempted by federal law.